Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-275127) of our audit report dated April 17, 2023, with respect to the consolidated balance sheets of Clean Energy Technologies, Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

January 24, 2024